Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	December 13, 2012

BUTLER NATIONAL CORPORATION ANNOUNCES SECOND QUARTER AND SIX MONTHS FISCAL YEAR 2013 FINANCIAL RESULTS AND CONFERENCE CALL

OLATHE, KANSAS, December 13, 2012, - Butler National Corporation (OTC QB: BUKS), a leader in the growing global market for structural modification, maintenance, repair and overhaul (MRO) and a recognized provider of management services in diverse business groups, announces its financial results for the second quarter and six months fiscal 2013 for the period ended October 31, 2012.  In conjunction with the release, the Company has scheduled a conference call Monday, December 17, 2012 at 10:00 AM Central Standard Time.

What: Butler National Corporation Second Quarter Fiscal 2013 Financial Results Conference Call

When: Monday, December 17, 2012 - 10:00 AM Central Standard Time

How: Live via phone by dialing 800-624-7038. Code: Butler National Corporation.  Participants to the conference call should call in at least 5 minutes prior to the start time.  For those who cannot attend the call, an audio replay will be archived on the Company’s web site (www.butlernational.com).

Clark D. Stewart, President & CEO, Butler National Corp., will be leading the call and discussing results of the second quarter, the status of new and existing orders, and an outlook on the balance of fiscal 2013.

Historical selected financial data related to all operations:
	Quarter Ended October 31			Six Months Ended October 31
	(In thousands)			(In thousands)
	2012	2011	2010	2012	2011	2010
Net Sales	$ 13,537	$ 14,141	$ 11,016	$ 27,005	$ 26,287	$ 20,563
Operating Income	699	1,379	780	1,984	2,053	717
Net Income	114	458	473	382	566	362
Total Assets	45,288	32,095	29,299	45,288	32,095	29,299
Long-term Obligations	10,624	4,946	4,715	10,624	4,946	4,715
Stockholders' Equity	23,883	19,768	16,745	23,883	19,768	16,745
Weighted Average Shares – Diluted	57,546	56,594	56,267	57,546	56,594	56,170
New Product Research and Development Cost	425	371	399	797	779	818

 Management Comments

"Second quarter fiscal 2013 revenue decreased 4% to $13.5 million compared to $14.1 million in the second quarter fiscal 2012. The quarter to quarter decrease in revenue reflects relatively flat professional services revenue and a decrease in aerospace products revenue (down 13%) attributable to decreases in all aerospace products.  We anticipate future domestic military spending reductions and continued slow growth of the United States economy.  Butler National Corporation is working to overcome these challenges by continuing to drive growth in international markets.  This includes significant efforts in South America, Africa, and Asia.

Our second quarter fiscal 2013 net income decreased to $114,000 compared to $458,000 in the second quarter fiscal 2012.  We continue focusing on our margin expansion initiatives, including efficiencies in our implementation and operational processes and controlling general and administrative expenses.

During the three months ending October 31, 2012, we invested approximately $425,000 in projects focused on the development and acquisition of new products.  We feel this expenditure for the design and development engineering, testing, and certification of new products may help to stabilize our long-term revenue and enhance our profits.

We continue to move confidently throughout fiscal year 2013.  We believe we are well positioned for the future as we focus on serving the needs of our customers and enhancing shareholder value,” commented Clark D. Stewart, President of the Company.

Business Segment Highlights

Professional Services:

Revenue from professional services was relatively unchanged at $9.2 million in the three months ended October 31, 2012 from $9.1 million in the three months ended October 31, 2011.   The slight increase in professional services revenue was driven by increased revenue from gaming activities. Operating income from professional services increased to $452,000 in the three months ended October 31, 2012 from a loss of $340,000 in the three months ended October 31, 2011.

Aerospace Products:

Revenue decreased 13% to $4.4 million in the three months ended October 31, 2012, compared to $5.0 million in the three months ended October 31, 2011.  This decrease is due to reduced military spending and uncertainty in the economy.  We anticipate future domestic military spending reductions, continued slow growth of the United States economy, and volatility in the aerospace industry including challenges faced by certain aircraft manufacturers.  Aerospace products had operating income of $61,000 in the three months ended October 31, 2012 compared to operating income of $1.2 million in the three months ended October 31, 2011.  We are working to overcome this volatility by increasing marketing efforts in international markets and continuing to diversify product offerings.

Backlog:

As of October 31, 2012 our backlog totaled approximately $5.7 million.  The backlog includes firm, pending, and contract orders, which may not be completed within the next fiscal year.  This is consistent with the industry in which modifications services and related contracts may take several months and sometimes years to complete.  There can be no assurance that all orders will be completed or that some may ever commence.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments.  The Aerospace segment focuses on the manufacturing of support systems for “Classic” commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing McDonnell Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Beechcraft business aircraft.  Services include electronic monitoring of water pumping stations, temporary employee services, gaming services and administrative management services.

Forward-Looking Information:

The information set forth above includes “forward-looking statements” as outlined in the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934.  Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” "should" and similar words or expressions are intended to identify forward-looking statements.  Investors should not place undue reliance on forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.  All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements.  These factors and risks include, but are not limited to the Cautionary Statements and Risk Factors, filed as Exhibit 99 and Section 1A to the Company's Annual Report on Form 10-K, incorporated herein by reference.  Investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:
Reign Strategy and Investment Group
Lou Albert Rodriguez
lou.albert@reigninvestment.com
www.reigninvestment.com

Jim Drewitz, Public Relations
jim@jdcreativeoptions.com
www.jdcreativeoptions.com

Butler National Corporation Investor Relations

Ph (914) 479-9060 Ph (830) 669-2466 Ph (913) 780-9595

THE WORLDWIDE WEB:
Please review www.butlernational.com for pictures of our products and details about Butler National Corporation and its subsidiaries.